Exhibit 15.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement on Form F-3 (FILE NO. 333-284474) and Form S-8 (FILE NO. 333-293230) of our report dated July 22, 2024, with respect to the consolidated financial statements of CCSC Technology International Holdings Limited, before the adjustments to retrospectively apply the change in accounting described in Note 12 and retrospective adjustment related to the share structure change and share consolidation described in Note 14, included in this Annual Report on Form 20-F for the year ended March 31, 2026. We also consent to the reference to us under the heading “Expert” in such Registration Statement.

/s/ Marcum Asia CPAs LLP

New York, New York

July 17, 2026